FOR RELEASE: March 23, 2010

Contact: Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com

Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com

AQUA AMERICA CFO: 10 CONSECUTIVE YEARS OF NET INCOME GROWTH ATTRIBUTABLE TO CUSTOMER GROWTH AND
CAPITAL INVESTMENT

BRYN MAWR, PA March 23, 2010 – Aqua America, Inc. (NYSE: WTR) CFO David P. Smeltzer cited the success of the company’s growth-through acquisition and capital investment programs as the primary reasons for Aqua America’s net income growth over the past decade while speaking at the Sidoti & Company, LLC. Fourteenth Annual Institutional Investor Forum in New York, New York.

“2009 was the tenth consecutive year Aqua America grew net income and the company was able to raise the dividend for the nineteenth time in the last 18 years while investing $284 million in infrastructure improvements despite the economic slowdown,” said Smeltzer. “In 2010, the trend of net income and dividend growth is expected to continue as the company continues to invest in infrastructure improvements and acquires more water and wastewater systems. The company’s growth-through-acquisition strategy provides a solution to water and wastewater utilities that are struggling to raise capital to invest in needed infrastructure improvements.”

Smeltzer said if normal weather conditions are experienced the company expects net income growth of 5 to 7 percent in the first half of 2010 due to the impact of annualized rate awards received and customer growth. “In the second half of 2010, the company sees the potential to realize a return to our long-term earnings growth trend of 7 to 10 percent if normal weather patterns return to the company’s operations, which saw unfavorable weather in 2009.”

Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately three million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri, South Carolina and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the expected continuation of the trend in net income and dividend growth, expected growth in net income in the first half of 2010, the potential growth in net income in the second half of 2010 and the Company’s continuation of its growth-through-acquisition strategy and investments in infrastructure improvements. There are important factors that could cause the actual results to differ materially from those expressed or implied by such forward-looking statements including among others, a return to normal weather patterns, timely and adequate rate relief, the company’s ability to successfully complete its infrastructure projects; general economic business conditions; changes in regulations or regulatory treatment; availability and cost of capital; and other factors discussed in our Annual Report or Form 10-K for the fiscal year ended December 31, 2009, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward looking statement.

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